Exhibit 10.57

LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into and made effective the 2nd day of March, 2011 (the "Effective Date") between COHEN MCNIECE FOUNDATION whose principal place of business is at 821 Majorca Avenue, Coral Gables Florida 33134 (hereinafter referred to as "LICENSOR") and PROTEONOMIX, INC., a Delaware corporation, whose principal place of business is at 187 Mill Lane, Mountainside, NJ 07052 (hereinafter referred to as "LICENSEE").

WITNESSETH

WHEREAS, LICENSOR represents and warrants that it is the sole owner of the technology and product identified as the UMK-121 Mobilization of Bone Marrow Stem Cells (UMK-121) technology ("Technology") and  corresponding Invention Disclosure ("Invention Disclosure"), as defined below;

WHEREAS, LICENSOR wishes to license to LICENSEE the Mobilization of Bone Marrow Stem Cells (UMK-121)_Technology, including the Invention Disclosure and all intellectual property rights related thereto; and

WHEREAS, LICENSEE desires to acquire a license from LICENSOR to the Mobilization of Bone Marrow Stem Cells technology and potential patent rights related thereto for the purpose of commercially marketing the UMK-121 Technology.

NOW THEREFORE, For these and other valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS:

1.1 “Affiliate" shall mean any corporation or other business entity controlled by, controlling or under common control with LICENSEE.  For this purpose, "control" shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or such other relationship as in fact, constitutes actual control.

1.2 "Sub-Licensee or Licensee" as used in this Agreement shall mean any third party to whom LICENSEE has licensed or granted a license to make, have made, use and/or sell the Product under the Patent Rights, provided said third party has agreed in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in this Agreement.

1.3 "Patent Rights" shall mean all intellectual property rights currently held or to be acquired under this Agreement by the LICENSEE in Mobilization for Bone Marrow Stem Cells (UMK-121) technology.

1.4 “Licensed Product" shall mean any product or part thereof which:

(a)

is covered in whole or in part by an issued, unexpired, and not adjudicated unenforceable claim or a pending claim contained in the Patent Rights;

(b)

is manufactured by using a process which is covered in whole or in part by an issued, unexpired, and not adjudicated unenforceable  claim or a pending claim contained in the Patent Rights.

1.5  "Licensed Process" shall mean any process practiced in a country in which said process is covered in whole or in part by an issued, unexpired, and not adjudicated unenforceable claim or pending claim contained in the Patent Rights.

1.6 "Net Sales" shall mean the sum of all amounts invoiced on account of sale or use of Licensed Products and Licensed Processes by LICENSEE and its Affiliates  or any Sub-Licensees or Licensees to non-affiliated third party purchasers or users of Licensed Products or Licensed Processes, less (a) discounts to purchasers in amounts customary in the trade, (b) amounts for transportation or shipping charges to purchasers, (c) credits for returns, allowances or trades, and (d) taxes and duties levied on the sale or use of Licensed Products, whether absorbed by LICENSEE or paid by the purchaser.

1.7 “Territory" shall mean worldwide.

1.8 “Field of Use" shall mean all human healthcare and research applications.

2.  GRANT:

2.1 LICENSOR hereby licenses to LICENSEE its entire rights, title and interest to the Mobilization of Bone Marrow Stem Cells (UMK-121) technology as defined herein, subject to any rights of the U.S. government specified in section 4 below, in the Territory for the Field of Use, with the right to license or sub-license the Patent Applications, to make, have made for its own use and sale, use and sell Licensed Products and Licensed Processes.

2.2 LICENSOR reserves to itself the non-transferable right to make and use Licensed Materials, Licensed Products and/or Licensed Processes solely for its internal, non-commercial scientific research, not-for-profit clinical research, and educational purposes.

2.3 LICENSOR hereby authorizes and requests the United States Commissioner of Patents and Trademarks to issue any and all Letters Patent resulting from said patent applications, including without limitation all division, continuations, continuations-in-part, and reissues thereof, to LICENSEE.

2.4 LICENSEE shall prosecute, at its own expense, all intellectual property rights in the Technology, and shall develop the technology at its own expense.

2.5 LICENSOR and LICENSEE agree that any patents issued pursuant to this Agreement shall be assigned to LICENSOR, and thereafter licensed in accordance with this Agreement.

2.6 LICENSOR agrees to cooperate fully in the preparation of any patent applications and is hereby granted 15 (fifteen) days to approve the initial patent application contemplated herein.

2.7 LICENSEE acknowledges that some of the Intellectual Property associated with the patent application was derived from research conducted at the University of Miami.

2.8  LICENSEE agrees to allow LICENSOR to release funds receives as royalties and other payment to the University of Miami based on the formula agreed upon by Dr. Ian McNiece and the University of Miami in their agreement.

2.9 LICENSEE further agrees to grant the University of Miami as a nonprofit organization a non-assignable, royalty-free, non-exclusive license to use all Intellectual Property for its nonprofit purposes as long as those purposes do not compete with, hinder or any way damage the LICENSEE.

3.  TERM:

The term of this Agreement shall commence as of the Effective Date of this Agreement and continue until the expiration, worldwide, of all of the Patent Rights.

4.  UNITED STATES LAWS:

4.1 LICENSEE understands that the Licensed Product or Process may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto.   This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation shall prevail.

Specifically, This Agreement is subject to all of the terms and conditions of Title 35 United States Code sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as LICENSEE to enable LICENSOR to satisfy its obligation thereunder, relating to Patent Rights.

4.2 It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

5. PATENT PROTECTION AND INFRINGEMENT:

5.1 LICENSEE, during the term of this Agreement, is responsible for the filing and the prosecution of all patents and applications in connection with Patent Rights. LICENSEE shall keep LICENSOR fully apprised on the status of all Patent Rights and shall provide LICENSOR the opportunity to make comments and suggestions on all decisions relating to the prosecution of the Patent Rights (e.g., office actions).  LICENSEE shall in good faith consider incorporating such comments and suggestions unless such incorporation would be contrary to the purposes of this Agreement.

5.2 LICENSEE shall promptly notify LICENSOR in writing of any claim of Patent Rights infringement which may be asserted against LICENSEE or LICENSOR, its Affiliates and any licensees because of the manufacture, use, promotion and sale of Products.

 5.3 LICENSEE will defend, indemnify and hold harmless LICENSOR, its trustees, officers, directors, employees and its Affiliates against any and all judgments and damages arising from any and all third party claims of Patent Rights infringement which may be asserted against LICENSOR, and Affiliates in connection with Licensed Product, Licensed Process or Patent Rights. LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims. LICENSOR shall have no further liability to LICENSEE for any loss or damages LICENSEE may incur as a result of the invalidity of LICENSOR'S Patent Rights.  LICENSOR will have the right, but not the obligation to retain counsel at its expense in connection with any such claim.

5.4 Upon learning of any infringement of Patent Rights by third parties in any country, LICENSEE and LICENSOR will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement. LICENSEE at its own expense, shall have the responsibility to take whatever steps are necessary to stop the infringement at its expense and recover damages therefore.  If requested by LICENSEE, LICENSOR will join in any legal actions enforcing or defending the Patent Rights against third parties deemed necessary or advisable by LICENSEE to prevent or seek damages, or both, from the infringement of the Patent Rights provided that LICENSEE funds all costs associated with such actions, using counsel mutually acceptable to LICENSEE and LICENSOR, and indemnifies and holds LICENSOR harmless with respect to any claims or damages made against or sustained by LICENSOR in connection with such involvement.  In the event that LICENSOR and LICENSEE mutually bring suit, costs and expenses shall be borne by LICENSEE, and any recovery shall be shared by the parties as if such infringing sales were Net Sales.  In any event, no settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which shall not be unreasonably withheld.

5.5 LICENSOR shall have no responsibility with respect to LICENSEE'S own trademarks and trade name, and LICENSEE in respect to the use thereof will defend, indemnify and hold harmless LICENSOR against any and all third party claims.

6. INDEMNIFICATION:

6.1 LICENSEE agrees to release, indemnify and hold harmless the LICENSOR, its trustees, officers, faculty, employees and students against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including reasonable attorney's fees through the appellate levels) which may be brought against LICENSOR, its trustees, officers, faculty, employees or students as a result of or arising out of any negligent act or omission of LICENSEE, its agents, or employees, or arising out of use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE or any Sub-Licensee or Licensee of any Licensed Product or Licensed Process covered by this Agreement.

6.2 This Agreement to reimburse and indemnify under the circumstances set forth above shall continue after the termination of this Agreement.

7. REPRESENTATIONS/WARRANTIES:

7.1 LICENSOR hereby represents and warrants to LICENSEE that LICENSOR owns the intellectual property more specifically described in the Invention Disclosure and has not licensed any rights therein or given any license or other rights thereto to any party other than LICENSEE.

7.2 LICENSOR hereby represents and warrants that, although it has not conducted any investigation, it has no knowledge of any patents or patent applications, other than the Patents Rights, that contain a claim that would be infringed by the sale or use of Licensed Product or Licensed Process.

7.3 EXCEPT AS PROVIDED ABOVE, LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY INVENTION(S) OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION OR PRODUCT; OR THAT THE USE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS.  OTHER THAN FOR BREACH OF THE ABOVE WARRANTIES, OR ITS OWN NEGLIGENT ACTS OR OMISSIONS,  LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE, PRODUCTION, MANUFACTURE, SALE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF THE PRODUCT.

7.4 EXCEPT EXPLICITLY PROVIDED FOR HEREIN, LICENSEE DOES NOT MAKE ANY OTHER REPRESENTATIONS OR GIVE ANY OTHER EXPLICIT OR IMPLICIT WARRANTIES. TO THE FULLEST EXTENT PERMITTED BY LAW LICENSEE HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES.

7.5 The provisions of this Section shall continue beyond the termination of this Agreement.

8. PAYMENTS:

8.1 In consideration of the license herein granted, LICENSEE shall pay royalties to LICENSOR as follows:

(a)

LICENSEE shall cause the transfer to LICENSOR of 50,000 shares of its common stock to be transferred within 10 days of the date that the initial patent application contemplated herein is granted (“Patent Issuance Date”) or at the request of LICENSOR, LICENSEE will provide such payment in US $100,000.  As of the Patent Issuance Date, Licensee shall be a fully reporting company that trades on the OTCBB or comparable exchange.

 (b)

The next Milestone will be set at the completion of a successful FDA phase III trial based on the application of or related to Patent Rights. At the completion of a successful phase III, within 30 days of such completion, LICENSEE will pay LICENSOR a sum of $200,000 or at the request of LICENSOR, LICENSEE will provide such payment in the form of the LICENSEE’s stock.

(c)

LICENSEE agrees to pay to LICENSOR as earned royalties a royalty calculated as a percentage of LICENSEE’s Net Sales of Licensed Products which, if not for this Agreement, would infringe the Patent Rights, in accordance with the terms and conditions of this Agreement.  The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by LICENSEE, or the date an Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons.  The royalty shall remain fixed while this Agreement is in effect at a rate of three percent (3%) of Net Sales.

 (d)

For a sub-assignment or license, LICENSEE shall pay to LICENSOR an amount equal to Three percent (3%) of all amounts received under such assignment or license, whether or not such payments are based upon the amount or value of Licensed Products or Licensed Processes; however, in no event shall such amount be less than Three percent (3%) of Net Sales of Licensed Products or Licensed Process of the Sub-Licensee or Licensee.

8.2 All payments shall be made quarterly hereunder in U.S. dollars not later than ninety days following the end of each calendar quarter; Royalties in U.S. dollars shall be computed by converting the royalty in the currency of the country in which the sales were made at the exchange rate for U.S. dollars prevailing at the close of the business day of the LICENSEE'S quarter for which royalties are being calculated as published the following day in the Wall Street Journal (or, if it ceases to be published, a comparable publication to be agreed upon from time to time by the parties), and with respect to those countries for which rates are not published in the Wall Street Journal, the exchange rate fixed for such date by the appropriate United States governmental agency.

8.3 In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulation.

8.4 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to LICENSOR under this Agreement, the LICENSEE shall have the right to pay such taxes to the local tax authorities on behalf of LICENSOR and the payment to LICENSOR of the net amount due after reduction by the amount of such taxes, shall fully satisfy the LICENSEE'S royalty obligations under this Agreement.

9. DILIGENCE:

9.1 LICENSEE shall use efforts at least sufficient to meet the requirements of the Bayh-Dole Act to manufacture, market and sell the Licensed Products in the Territory, and to create a demand for the Products.

9.2 LICENSEE agrees to submit reports, upon LICENSOR's request but no more than every 6 months as to its efforts to develop markets for the Licensed Products.  Such reports shall include assurance by LICENSEE of its intent to actively develop commercial embodiments of Licensed Products and a summary of its efforts in this regard.

10. REPORTS AND RECORDS:

10.1 Commencing one (1) year after the first sale, the LICENSEE shall furnish to LICENSOR a report in writing specifying during the preceding calendar quarter (a) the number or amount of Licensed Products sold hereunder by LICENSEE, and/or its Affiliates or Sub-assignees or licensees, (b) the total billings for all Licensed Products sold, (c) deductions as applicable in paragraph 1.6, (d) total royalties due, (e) names and addresses of all Sub-Licensees or licensees.  Such reports shall be due within forty-five (45) days following the last day of each calendar quarter in each year during the term of this Agreement.  Each such report shall be accompanied by payment in full of the amount due LICENSOR in United States dollars calculated in accordance with Section 8.1 hereof.

10.2 For a period of three (3) years from the date of each report pursuant to Paragraph 10.1, LICENSEE, shall keep records adequate to verify each such report and accompanying payment made to LICENSOR under this Agreement, and an independent certified public accountant or accounting firm selected by LICENSOR and acceptable to LICENSEE may have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments.  Such accountant or accounting firm shall not disclose to LICENSOR any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder.  The fees and expense of the certified public accountant or accounting firm performing such verification shall be borne by LICENSOR unless in the event that the audit reveals an underpayment of royalty by more than ten (10%) percent, the cost of the audit shall be paid by LICENSEE.

11. MARKING AND STANDARDS:

11.1 LICENSEE agrees to mark and have sub-Licensee mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with a proper patent notice as specified under the patent laws of the United States.

11.2 LICENSEE further agrees to maintain satisfactory standards in respect to the nature of the Licensed Products manufactured and/or sold by LICENSEE.  LICENSEE agrees that all Licensed Products manufactured and/or sold by it shall be of a quality which is appropriate to products of the type here involved.  LICENSEE agrees that similar provisions shall be included in sublicenses of all tiers.

12. ASSIGNMENT:

12.1 This Agreement is not assignable by LICENSEE or by operation of law without the prior written consent of LICENSOR at its sole discretion except that LICENSEE shall have the right to transfer or assign this Agreement to any entity which acquires all or substantially all of LICENSEE’s assets provided that LICENSEE gives LICENSOR thirty (30) days advance written notice of the intended assignment and considers in good faith any of LICENSOR’s concerns relating to the intended assignment. The foregoing sentence shall not be construed to require LICENSEE to obtain LICENSOR's approval of any Sub-Licensee.

12.2 This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSOR and LICENSEE.

13. NOTICE:

Any notice, payment, report or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder.  If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing.  If delivered by hand, any such correspondence shall be deemed to have been given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

All correspondence to LICENSEE shall be addressed as follows:

Proteonomix Inc.

Attn: Intellectual Property Dept.

187 Mill Lane

Mountainside, NJ 07092

All correspondence to LICENSOR shall be addressed as follows:

COHEN MCNIECE FOUNDATION

821 Majorca Avenue,

Coral Gables Florida 33134

Either party may change the address to which correspondence to it is to be addressed by notification as provided herein.

14.  TERMINATION:

14.1 LICENSOR shall have the right to terminate this Agreement, upon written notice, in the event that LICENSEE should breach any obligation under Section 8(a)-(b), wherein LICENSEE fails to cure within thirty (30) days of receipt of such notice of breach, or upon the occurrence of any one of the following: (A) bankruptcy of the LICENSEE, (B) dissolution or closing of the business of the LICENSEE, or (C) attachment of substantially all of the assets of the LICENSEE.

14.2 In the event of breach by LICENSEE of any obligation under Sections 8(c)-(d), LICENSOR shall not have to resort to the courts to establish liability, but rather LICENSEE hereby agrees to a consent to judgment, for the amounts specified in these sections, which can then be pursued by LICENSOR against the assets of LICENSEE.

14.3 In the event of any other breach by either Party, the Parties shall have all ordinary recourse to the legal system to enforce this agreement.

14.4 LICENSEE shall have the right to terminate this Agreement by providing ninety (90) days written notice of its intent to terminate this Agreement to LICENSOR.

14.5 Any termination of this Agreement shall be without prejudice to LICENSOR's right to recover all amounts accruing to LICENSOR prior to such termination and cancellation.  Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall have no rights, express or implied, under any patent property which is the subject matter of this Agreement, nor have the right to recover any royalties paid LICENSOR hereunder.  Upon termination, LICENSEE shall have the right to dispose of Licensed Products then in their possession and to complete existing contracts for such products, so long as contracts are completed within six (6) months from the date of termination, subject to the payment of royalties to LICENSOR as provided in Section 8 hereof.

15. USE OF NAME:

LICENSEE shall not use the name of the Cohen McNiece Foundation, or any of its employees with exception to employees of Proteonomix, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of LICENSOR.  LICENSOR shall notify LICENSEE within three (3) days of being provided notice of its decision regarding each instance of intended use of name(s) name(s).  The absence of a response by LICENSOR within this three (3) day period shall constitute implied permission for LICENSEE to use such name in that instance.  Any press releases concerning this Agreement must be mutually agreed upon by the parties.

16. GOVERNING LAW:

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey. Any dispute arising out of this Agreement shall be heard in a court of competent jurisdiction located in Union County, New Jersey.

17. CAPTIONS:

The captions and paragraph heading of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

18. SEVERABILITY:

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

19. SURVIVAL:

19.1 The provisions of Sections 5, 6 and 7 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

19.2 The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

20. AMENDMENT:

No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

21. WAIVER:

No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right will be deemed a waiver of any other right hereunder.

22. CONFIDENTIALITY:

Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, sub-Licensees, licensees or agents. LICENSEE’s Confidential Information includes but is not limited to the development plan, development reports and all other financial and business reports, strategies, and agreements (including sublicenses) of LICENSEE. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record.  Each party’s obligations under this Section shall extend for a period of five (5) years from termination or expiration of this Agreement.

23. ENTIRE AGREEMENT:

This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

24. CONTRACT FORMATION AND AUTHORITY:

LICENSOR and LICENSEE each warrant and represent that the persons signing this Agreement on its behalf have authority to execute this Agreement and that the execution of this Agreement does not violate any law, rule or regulation applicable to it or any contract or other agreement by which it is bound.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

SIGNATURE PAGE BELOW

PROTEONOMIX, INC.

By:_/s/Steven Byle ___

Name: Steven Byle

Title: COO

COHEN MCNIECE FOUNDATION

By: __/s/Michael Cohen ___

Name: Michael Cohen

Title: President

By: __/s/_ Ian McNiece ____

Name: Ian McNiece

Title: Secretary